Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of the 17th day of April 2022, between George Murray (the “Executive”) and Flexible Solutions International, Inc. (the “Company”).

RECITALS

WHEREAS, the Company and Lygos, Inc. (“Lygos”) intend to enter into an Agreement and Plan of Merger and Reorganization by and between the Company, Lygos and those certain other parties identified therein (the “Merger Agreement”) whereby Lygos will merge with and into a wholly owned subsidiary of the Company (the “Merger”); and

WHEREAS, in connection with the Merger, the Company desires to enter into this Agreement with Executive, effective as of the closing of the Merger (the actual date of closing, the “Closing Date”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Company and Executive agree as follows:

AGREEMENT

1. Employment; Devotion to Duties.

(a) General. The Company will employ Executive as its Director of Operations of Flexible Solutions Division reporting to the Head-Flexible Solutions Division, and Executive accepts employment to serve in this capacity, all upon the terms and conditions in this Agreement.

(b) Devotion to Duties. During the Term, Executive will devote approximately 100% of his business time and efforts to the performance of his duties on the Company’s behalf.

2. Term.

Executive will begin employment under the terms of this Agreement starting on the Closing Date (the “Commencement Date”). Executive will be employed under this Agreement until five years after the Commencement Date (the “Term”).

3. Location. The location of Executive’s principal place of employment will be at the Company’s offices or the Executive’s residence in Lebanon, Indiana, whichever location is selected by the Executive. However, the Executive understands that he may be required to travel and perform services outside of this area as reasonably required to properly perform his duties under this Agreement.

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4. Compensation.

(a) Base Salary. The Company will pay Executive an annual base salary (“Base Salary”) in the amount of $500,000, subject to future modification in accordance with the Company’s Executive compensation review policies and practices. The Base Salary will be adjusted annually based upon any increase in the Consumer Price Index during each twelve- month anniversary of the Commencement Date. The Base Salary will be paid in accordance with the Company’s payroll practices in effect from time to time.

(b) Options. On the Commencement Date, the Company will grant to the Executive options to purchase 400,000 shares of the Company’s common stock pursuant to the FSI 2022 Equity Incentive Plan. The options will expire seven years after the grant date and will vest and become exercisable on the twelve-month anniversary of the grant date, subject to Executive’s continuous service to the Company through such vesting date. The exercise price per share will be equal to the fair market value per share on the date the option is granted, as determined by the Board in good faith; provided, however, that if the Company, during the twelve-month period following the grant date, grants any person an option with an exercise price less than the exercise price per share approved for the options held by the Executive, then the exercise price of the options held by the Executive will be lowered to the lowest exercise price of any option granted during such twelve-month period. The exercise price per share will in no event be lower than the fair market value per share on the date the options are granted or, if applicable, the date the options are subsequently repriced, in each case, as determined by the Company’s Board of Directors (the “Board”) in good faith. Executive should consult with Executive’s own tax advisor concerning the tax risks associated with accepting an option to purchase a share of the Company’s common stock.

(c) Bonus. Executive will be paid a bonus equal to 3% of year-over-year revenue growth plus 3% of a year-over-year ebitda growth. Year-over-year determinations will be based upon each twelve-month anniversary of the Commencement Date, as determined by the Board in good faith.

(d) Registration. The shares issuable to the Executive upon the exercise of the options will be registered by means of a registration statement on Form S-8 that the Company will file with the Securities and Exchange Commission.

5. Executive Benefits.

(a) Fringe Benefits; Paid Time Off. The Company will provide Executive with those fringe benefits and other Executive benefits on the same terms and conditions as generally available to senior management from time to time (e.g., health and other insurance programs, etc.); provided, however, that the Company reserves the right to amend or terminate any employee or Executive benefit plan or program. Executive is entitled to paid time off (PTO) during each calendar year, with the amount and scheduling of the vacation to be determined under the Company’s PTO policies as in effect from time to time.

(b) Reimbursement of Expenses. Executive is entitled to be reimbursed by the Company for reasonable business expenses incurred in performing his duties under the Company’s expense reimbursement policies as in effect from time to time or as otherwise approved by the Company’s Chief Executive Officer or the Board.

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6. Termination of Employment During the Term of the Agreement. Upon, and as of, the date of the Executive’s termination of employment with the Company for any reason, the Executive will be deemed to have resigned from all positions he then holds as an officer or employee of the Company. All stock options which Executive holds at the time of such termination shall become fully vested. The Executive’s employment may be terminated during the Term of this Agreement pursuant to the following terms and conditions:

(a) Company Terminates Executive’s Employment for Cause.

(i) Definition. For purposes of this Agreement, Cause means (A) the Executive’s failure to substantially perform his reasonably assigned duties (other than on account of Disability); (B) the Executive is convicted of criminal conduct having the effect of materially adversely affecting the Company, after all rights of appeal have expired or such appeals have been exhausted; (C) the Executive engages in the use of alcohol or narcotics to the extent that the performance of his duties is materially impaired; (D) the Executive materially breaches the terms of this Agreement; (E) the Executive engages in willful misconduct that is materially injurious to the Company, other than business decisions made in good faith; or (F) the Executive commits any act or omission not described above that constitutes material and willful misfeasance, malfeasance, fraud or gross negligence in the performance of his duties to the Company.

(ii) Effective Date of Termination. Executive’s employment will terminate immediately upon written notice by the Company to Executive stating that Executive’s employment is being terminated for Cause.

(iii) Compensation and Benefits. If the Company terminates the Executive’s employment for Cause, the Company will pay Executive (A) any earned but unpaid Base Salary through the effective date of termination, and (B) any other unpaid benefit to which he has earned under the applicable terms of any applicable plan, program, agreement or arrangement of the Company or its affiliates (the amounts in (A) and (B) above are referred to elsewhere in this Agreement as “Accrued Amounts”).

(b) Company Terminates Executive’s Employment without Cause.

(i) Effective Date of Termination. Executive’s employment will terminate on the earlier of the (x) last day of the Term, or (y) 30 day after the Company gives written notice to Executive stating that Executive’s employment is being terminated without Cause. The Company may, at its discretion, place Executive on a paid administrative leave during all or any part of the notice period. During the administrative leave, the Company may bar Executive’s access to its offices or facilities or may provide Executive with access subject to such terms and conditions as the Company chooses to impose. For the avoidance of doubt, the expiration of the Term in accordance with Section 2 above will not constitute a termination without Cause.

(c) Executive Voluntarily Resigns.

(i) Effective Date of Termination. Executive’s employment will terminate on the earlier of the (x) last day of the Term, or (y) 30 day after Executive gives written notice to the Company stating that Executive is resigning his employment with the Company for any reason, unless the Company waives in writing all or part of this notice period (in which case the termination of employment is effective as of the date of the waiver).

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(ii) Compensation and Benefits. If the Executive voluntarily resigns, the Company will pay Executive the Accrued Amounts.

(d) Disability.

(i) Definition. For purposes of this Agreement, Disability or Disabled means the Executive (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Company’s employees.

(ii) Effective Date of Termination. Executive’s employment will terminate on the first day the Company makes a determination that the Executive is Disabled.

(iii) Compensation and Benefits. Upon a determination that the Executive is Disabled, the Company will pay to Executive any Accrued Amounts. plus a lump sum equal to six months of Executive’s then Base Salary, reduced by any disability insurance maintained by the Company to be received by Executive for 6 months following his termination of employment, payable within 30 days following the date of Executive’s termination of employment.

(e) Death.

(i) Effective Date of Termination. Executive’s employment will terminate immediately upon the Executive’s death.

(ii) Compensation and Benefits. If the Executive dies during the Term, the Company will pay Executive’s designated beneficiary, or his estate if there is no designated beneficiary, the Accrued Amounts. Any amounts payable under this Section 7(e)(ii) are in addition to any payments which the Executive’s designated beneficiary or estate may be entitled to receive pursuant to any pension plan, profit sharing plan, employee benefit plan, or life insurance policy maintained by the Company.

(f) Other Termination.

(i) Compensation and Benefits. If the Executive resigns for Good Reason in connection with or within a period of 12 months following a Change in Control, the Company terminates Executive’s employment pursuant to Section 6(b) of this Agreement, or the Executive terminates his employment for Good Reason, then, in addition to the Accrued Amounts:

●	The Company will pay to Executive (a) all amounts under Section 4(a) due to Executive pursuant to this Agreement, plus three months of Executive’s then current Base Salary, which will continue to be paid in semi-monthly installments pursuant to the Company’s regular payroll procedures, plus (b) any bonuses under Section 4(c) the Executive would have been entitled to receive during the five year term of this Agreement, which will be payable in the year following the year to which any such bonus relates.

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●	the Company will (a) fully accelerate the vesting of any then-unvested stock options held by the Executive and (b) extend the post-termination exercise period until the expiration date of the stock options held by the Executive;

●	to the extent permissible under the terms of the Company’s welfare benefit plans, the continuation of all Company welfare benefits, including medical, dental, vision, life and disability benefits pursuant to plans maintained by the Company under which the Executive and/or the Executive’s family were receiving benefits and/or coverage, or otherwise reimburse Executive for the cost of continuation of state health coverage for the Executive and/or the Executive’s family, for the 18-month period following the date of the Executive’s termination, and the Executive shall pay any portion of such cost as was required to be borne by key Executives of the Company generally on the date of termination; provided, however, that, the coverage for any plan subject to COBRA or state continuation of coverage will discontinue if such coverage terminates under Section 4980B of the Code.

For purposes of this Agreement, the term Change in Control means (A) the sale of 50% or more of the outstanding voting securities of the Company in a single transaction or a series of transaction occurring during a twelve-month period; (B) A majority of the members of the Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board of Directors prior to the date of the appointment or election; (C) the Company is merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding securities of the surviving or resulting corporation is owned in the aggregate by the shareholders of the Company that existed immediately prior the merger or consolidation; (D) the Company sells more than 40% of the fair market value of its assets to another corporation that is not a wholly owned subsidiary of the Company during a twelve-month period or (E) the acquisition by any individual, entity or group having beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of the Company’s either (1) the then outstanding shares of common stock of the Company or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of directors. For the avoidance of doubt, the Merger will not constitute a Change in Control for purposes of this Agreement.

For purposes of this Agreement, “Good Reason” means assigning the Executive to any duties that are materially inconsistent with his position as described in Section 1, a reduction of Executive’s Base Salary without the prior written consent of the Executive, or a relocation of Executive’s primary job duties to a location more than 50 miles from the location described in Section 3; provided, however, occasional business travel in accordance with Section 3 will not constitute Good Reason. The foregoing notwithstanding, a condition is not considered “Good Reason” unless (A) Executive gives the Company written notice of such condition within 30 days after the condition comes into existence; (B) the Company fails to cure the condition within 30 days after receiving Executive’s written notice; and (C) Executive terminates his employment within 12 months following the occurrence of such condition coming into existence.

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(ii) Change in Control Payment/Section 280G Limitation.

(1) General Rules. Code Sections 280G and 4999 may place significant tax burdens on both Executive and the Company if the total payments made to Executive due to certain change in control events described in Code Section 280G (the “Total Change in Control Payments”) equal or exceed the 280G Cap (three times the Executive’s “Base Amount” as defined in Code Section 280G). If the Total Change in Control Payments equal or exceed the 280G Cap, Section 4999 of the Code imposes a 20% excise tax (the “Excise Tax”) on all amounts in excess of one times Executive’s Base Period Income Amount. The Excise Tax is imposed on Executive, rather than the Company, and will be withheld by the Company from any amounts payable to Executive pursuant to this Agreement. In determining whether the Total Change in Control Payments will exceed the 280G Cap and result in an Excise Tax becoming due, and for purposes of calculating the 280G Cap itself, the provisions of Code Sections 280G and 4999 and the applicable regulations will control over the general provisions of this Section 6(f)(iii).

(2) Limitation on Payments. Subject to the “best net” exception described in Section 6(f)(ii)(3) below, in order to avoid the imposition of the Excise Tax, the total payments to which Executive is entitled under this Agreement or otherwise will be reduced to the extent necessary to avoid exceeding the 280G Cap minus $1.00.

(3) “Best Net” Exception. If Executive’s Total Change in Control Payments minus the Excise Tax payable on all such payments exceeds the 280G Cap minus $1.00, then the total payments to which Executive is entitled under this Agreement or otherwise will not be reduced pursuant to Section 6(f)(ii)(2). If the “best net” exception applies, Executive shall be responsible for paying any Excise Tax (and income or other taxes) that may be imposed on Executive pursuant to Code Section 4999 or otherwise.

(4) Calculating the 280G Cap. If the Company believes that the provisions of Section 6(f)(ii)(2) may apply to reduce the total payments to which Executive is entitled under this Agreement or otherwise, it will notify Executive as soon as possible. The Company then will engage a “Consultant” (a law firm, a certified public accounting firm, and/or a firm of recognized Executive compensation consultants) to make any necessary determinations and to perform any necessary calculations required in order to implement the rules set forth in this Section 6. The Consultant shall provide detailed supporting calculations to both the Company and Executive and all fees and expenses of the Consultant shall be borne by the Company.

If the Consultant determines that the limitations of Section 6(f)(ii)(2) apply, then the total payments to which Executive is entitled under this Agreement or otherwise will be reduced to the extent necessary to eliminate the amount in excess of the 280G Cap. Such payments will be made at the times specified herein, in the maximum amount that may be paid without exceeding the 280G Cap. The balance, if any, will then be paid, if due, after the opinions called for by Section 6 have been received.

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If the amount paid to Executive by the Company is ultimately determined by the Internal Revenue Service to have exceeded the limitations of Section 6(f)(ii)(2), Executive must repay the excess promptly on demand of the Company. If it is ultimately determined by the Consultant or the Internal Revenue Service that a greater payment should have been made to Executive, the Company shall pay Executive the amount of the deficiency within 30 days of such determination.

As a general rule, the Consultant’s determination shall be binding on Executive and the Company. Section 280G and the Excise Tax rules of Section 4999, however, are complex and uncertain and, as a result, the Internal Revenue Service may disagree with the Consultant’s conclusions. If the Internal Revenue Service determines that the 280G Cap is actually lower than calculated by the Consultant, the 280G Cap will be recalculated by the Consultant. Any payment in excess of the revised 280G Cap then will be repaid by Executive to the Company. If the Internal Revenue Service determines that the actual 280G Cap exceeds the amount calculated by the Executive, the Company shall pay Executive any shortage.

The Company has the right to challenge any determinations made by the Internal Revenue Service. If the Company agrees to indemnify Executive from any taxes, interest and penalties that may be imposed on Executive in connection with such challenge, then Executive must cooperate fully with the Company. the Company shall bear all costs associated with the challenge of any determination made by the Internal Revenue Service and the Company shall control all such challenges.

Executive must notify the Company in writing of any claim or determination by the Internal Revenue Service that, if upheld, would result in the payment of Excise Taxes. Such notice shall be given as soon as possible but in no event later than 15 days following Executive’s receipt of the notice of the Internal Revenue Service’s position.

(5) Effect of Repeal. If the provisions of Code Sections 280G and 4999 are repealed without succession, this Section 6(f)(ii) will not apply. In addition, if this provision does not apply to Executive for whatever reason (e.g., because Executive is not a “disqualified individual” for purposes of Code Section 280G), this Section will not apply.

(g) Reserved.

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(h) Compliance with Code Section 409A. The payments and benefits provided under Sections 6(a) and 6(b) are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a Separation from Service (as defined below). Any payment under this Section 6 is subject to the provisions of this Section 6(h) (except for a payment pursuant to Disability or death under Section 6(d) or (e)). If Executive is a “Specified Employee” of the Company for purposes of Code Section 409A at the time of a payment event in Section 6(b) and if no exception from Code Section 409A applies in whole or in part, the Deferred Payments will be made to Executive by the Company on the first day of the seventh month following the date of the Executive’s Separation from Service (the “409A Payment Date”). Should this Section 6(h) result in a delay of payments to Executive, the Company will begin to make the payments as described in this Section 6, provided that any amounts that would have been payable earlier but for the application of this Section 6(h), will be paid in lump-sum on the 409A Payment Date. The balance of the severance payments will be payable in accordance with regular payroll timing and the COBRA premiums will be paid monthly. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. For purposes of the provision, the term Specified Employee has the meaning in Code Section 409A(a)(2)(B)(i), or any successor provision and the issued treasury regulations and rulings. “Separation from Service” or “Termination of Employment” means, with respect to any payment that is subject to Code Section 409A, either (a) termination of Executive’s employment with Company and all affiliates, or (b) a permanent reduction in the level of bona fide services Executive provides to Company and all affiliates to an amount that is 20% or less of the average level of bona fide services Executive provided to Company in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treasury Regulations Section 1.409A-1(h)(1)(ii). Solely for purposes of determining whether Executive has a “Separation from Service,” Executive’s employment relationship is treated as continuing while Executive is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as Executive’s right to reemployment with Company or an affiliate is provided either by statute or contract). If Executive’s period of leave exceeds six months and Executive’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Code Section 409A. If the payment is not subject to Code Section 409A, the term termination of employment will be given its ordinary meaning.

(i) Mitigation/Offset. The Executive is under no obligation to seek other Employment or to otherwise mitigate the obligations of the Company under this Agreement, and the Company may not offset against amounts or benefits due Executive under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company or its affiliates may have against him or any remuneration or other benefit earned or received by Executive after such termination.

7. Executive’s Other Obligations.

(a) Confidentiality Agreement. Executive’s acceptance of this Agreement and Executive’s employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Attachment A for Executive’s review and execution (the “Confidentiality Agreement”), prior to or on Executive’s Commencement Date.

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(b) Survival. The provisions of this Section 7 shall survive the termination of this Agreement.

(c) Cooperation; No Disparagement. Following the Termination of this Agreement, for whatever reason, Executive agrees to provide reasonable assistance to the Company (including assistance with litigation matters), upon the Company’s request, concerning the Executive’s previous employment responsibilities and functions with the Company. In consideration for such cooperation, but only if the Executive is not receiving severance pursuant to this Agreement, Company will compensate Executive for the time Executive spends on such cooperative efforts (at an hourly rate based on Executive’s Base Salary during the year preceding the date of termination) and Company will reimburse Executive for his reasonable out-of-pocket expenses Executive incurs in connection with such cooperative efforts. Additionally, at all times after the Executive’s employment with the Company has terminated, Company (defined for this purpose only as any Company press release and the Board, the CEO and the CEO’s direct reports, and no other employees) and Executive agree to refrain from making any disparaging or derogatory remarks, statements and/or publications regarding the other, its employees or its services.

8. General Provisions.

(a) Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any applicable law, then, if legally permissible, such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no modification will make the provision legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

(b) Assignment by Company. Nothing in this Agreement precludes the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity that assumes this Agreement and all obligations and undertakings hereunder. Upon any consolidation, merger or transfer of assets and assumption, the term “Company” means any other corporation or entity, as appropriate, and this Agreement will continue in full force and effect. This Agreement and all of Executive’s rights and obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time.

(c) Entire Agreement. This Agreement (and any agreements referred to herein) and any agreements concerning equity compensation or other benefits, embody the parties’ complete agreement with respect to the subject matter in this Agreement and supersede any prior written or contemporaneous oral, understandings or agreements between the parties that may have related in any way to the subject matter in this Agreement, including but not limited to any offer letter provided to or signed by Executive. This Agreement may be amended only in writing executed by the Company and Executive.

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(d) Governing Law. Because it is mutually agreed that it is in the best interests of the Company and all of its employees that a uniform body of law consistently interpreted be applied to the employment agreements to which the Company is a party, the laws of the State of California will govern the interpretation and application of all of the provisions of this Agreement.

(e) Notice. Any notice required or permitted under this Agreement must be in writing and will be deemed to have been given when delivered personally or by overnight courier service or three days after being sent by mail, postage prepaid, at the address indicated below or to such changed address as such person may subsequently give such notice of:

if to the Company:	Lygos Holdings, Inc.
1249 Eighth St.
Berkeley, CA 94710

if to Executive:	George Murray

(f) Withholding. All of Executive’s compensation under this Agreement will be subject to deduction and withholding authorized or required by applicable law.

(g) Non-Waiver; Construction; Counterparts. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by that party of any breach of any of the terms, covenants or conditions of this Agreement, will not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the waiver will continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver is effective unless it is in writing and signed by an authorized representative of the waiving party. This Agreement will be construed fairly as to both parties and not in favor of, or against, either party, regardless of which party prepared the Agreement. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, and all such counterparts will constitute but one instrument.

(h) Successors and Assigns. This Agreement is solely for the benefit of the parties and their respective successors, assigns, heirs and legatees. Nothing in this Agreement will be construed to provide any right to any other entity or individual.

(i) Indemnification. The Company agrees to indemnify the Executive to the fullest extent provided under the Company’s limited liability company agreement and By-Laws, on the same terms and conditions as indemnification is generally provided to the Company’s officers and directors, in the event that he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that the Executive is or was a director, officer, employee or agent of the Company or any of its affiliates; provided, however, that the Executive is not entitled to indemnification under this Section 9(i) relating to any claims, actions, suits or proceedings arising from his breach of this Agreement.

10. Dispute Resolution. Any dispute, controversy, or claim, whether contractual or non-contractual, including without limitation any federal or state statutory claim, common law or tort claim, or claim for attorneys’ fees, between the parties arising directly or indirectly out of or connected with this Agreement and/or the parties’ employment relationship, unless mutually settled by the parties hereto, must be resolved by binding arbitration conducted pursuant to the rules of the American Arbitration Association (the “AAA”) in effect at the time. The parties agree that before proceeding to arbitration, they will mediate their dispute(s) before a mutually selected mediator. If the parties are unable to mutually select a mediator within thirty (30) days (or as otherwise agreed), then either party may request the AAA’s assistance in appointing a mediator. Any arbitration will be conducted by an arbitrator mutually selected by the parties. If the parties are unable to mutually select an arbitrator within thirty (30) days (or as otherwise agreed), then either party may request the AAA’s assistance in selecting an arbitrator. All such disputes, controversies or claims will be conducted by a single arbitrator, unless the parties mutually agree that the arbitration will be conducted by a panel of three arbitrators. The arbitration shall be conducted pursuant to Employment Arbitration Rules of the AAA in effect at the time, or as otherwise agreed. The arbitrator(s) may award any relief available in a court of competent jurisdiction. The resolution of the dispute by the arbitrator(s) will be final, binding, nonappealable (except as provided by the Federal Arbitration Act) and fully enforceable by a court of competent jurisdiction pursuant to the Federal Arbitration Act. The arbitration award will be in writing and will include a statement of the reasons for the award. The arbitration will be held at the location that is mutually agreed to by the parties. The Company will initially pay all AAA, mediation, and arbitrator’s fees and costs. The arbitrator(s) may award reasonable attorneys’ fees and/or costs to the prevailing party. The Company and the Executive agree that each may bring claims against the other in an individual capacity only, and not as a class representative or class member in any purported collective, class or representative proceeding. Further, unless both the Company and the Executive agree otherwise, the Arbitrator may not consolidate more than one party’s claims into a single arbitration proceeding and may not otherwise preside over any form of a collective, class or representative proceeding.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.,

By:	/s/ John Bientjes 4-17-22
Name:	John Bientjes
Title:	Director, Audit Committee Chair and Compensation Committee Member

EXECUTIVE

/s/ George Murray 4-17-22
Name:	George Murray

Attachment A: Confidential Information and Invention Assignment Agreement

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ATTACHMENT A

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

[See Attached]

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